EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Hope Bancorp, Inc.
Los Angeles, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-179241, 333-145014, and 333-213200) of Hope Bancorp, Inc. and subsidiaries of our report dated May 17, 2017, relating to the consolidated financial statements, which appear in the this Form 10-K.

/s/ BDO USA, LLP
Los Angeles, California
March 1, 2019